EXHIBIT 99.1

Taylor Capital Group Enters into

Non-Binding Letter of Intent and Exclusivity Agreement

for Sale of Preferred Stock

Rosemont, IL - July 29, 2008 - Taylor Capital Group, Inc. (Nasdaq: TAYC) announced today that it has entered into a non-binding letter of intent and exclusivity agreement with Harrison I. Steans, a former Chairman of LaSalle National Bank, NBD Illinois, and USAmeribancs, Inc. and Jennifer W. Steans, the President of Financial Investments Corporation, and a former member of the Board of Directors of PCB Bancorp and current Chairman of USAmeribancorp, Inc., that contemplates accredited investors led by them investing $50 million in non-cumulative, convertible preferred stock of the Company. The preferred stock would be entitled to dividends at a regular annual rate of 8% of the liquidation preference and, subject to stockholder approval to the extent required by Nasdaq Marketplace Rules, would be convertible into shares of the Company’s common stock at a conversion price of $10.00 per share. The Company also announced that it intends to pursue a private placement of up to $50 million of subordinated debt by the Company’s wholly-owned subsidiary, Cole Taylor Bank. The Company anticipates that the proceeds from the preferred stock and subordinated debt would be used to strengthen the Bank’s balance sheet to help fund its growth strategy. The non-binding letter of intent is subject to a number of conditions, including further due diligence and the negotiation and execution of mutually acceptable investment documents. This investment also will require Federal and State regulatory approval prior to closing.

The preferred stock and other securities described in this press release will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is issued pursuant to Rule 135c of the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ADDITIONAL INFORMATION

The Company intends to file a proxy statement and other relevant documents concerning the preferred stock offering with the SEC. The proxy statement will be distributed to the Company’s stockholders in connection with a special meeting of stockholders. Stockholders are urged to read the proxy statement, the documents incorporated by reference in the proxy statement, the other documents filed with the SEC and the other relevant materials when they become available because they will contain important information about the transaction. Investors will be able to obtain these documents free of charge at the SEC’s web site (http://www.sec.gov). In addition, documents filed with the SEC by the Company will be available free of charge from the

Company’s Investor Relations Department at 847/653-7731, or from the Company’s website at www.taylorcapitalgroup.com. The directors, executive officers, and certain other members of management and employees of the Company and its subsidiaries are participants in the solicitation of proxies in favor of the approval of the preferred stock offering from the stockholders of the Company. Information about the directors and executive officers of the Company is set forth in its proxy statement for the 2008 annual meeting of stockholders filed with the SEC on April 29, 2008. Additional information regarding the interests of such participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Contact:

Ilene Stevens

847-653-7731